FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:  Wesley R. Card, Chief Financial Officer
           Anita Britt, Vice President Finance and Investor Relations
           (215) 785-4000


       JONES APPAREL GROUP, INC. ANNOUNCES THAT IT HAS SIGNED
          A LETTER OF INTENT TO PURCHASE VICTORIA + CO LTD

New York, New York -- June 12, 2000 -- Jones Apparel Group, Inc. (NYSE:JNY) announced that it has signed a letter of intent to purchase 100% of the equity of Victoria + Co Ltd., ("Victoria"), a privately held company owned by Robert Andreoli, Chairman, and several equity partners. Victoria is a leading designer and marketer of branded and private label costume jewelry sold to fine department and specialty stores. Victoria markets its products under the national brand names Napier and Richelieu, and under several licensed brands including Nine West, Tommy Hilfiger, and Givenchy, as well as numerous private label brand names. Retail price points for its products range from $7 to $250. Jones Apparel Group will purchase the Company for $90 million including approximately $65 million of assumed debt. There is a potential for additional future payments based on Victoria's operating performance.

Sidney Kimmel, Chairman of Jones Apparel Group, stated, "We believe this combination offers us a tremendous opportunity. The addition of branded costume jewelry to our existing product offerings of apparel, footwear and accessories, provides a new dimension to our corporate strategy of offering our customer complete head to toe dressing, with trusted brand
names.   We have great respect for the businesses which Victoria has developed within the department store and specialty store channels, and look forward to capitalizing on the strengths and talents of our combined companies to maximize future growth and profitability."

Wesley R. Card, Chief Financial Officer of Jones Apparel Group, added, "Victoria is a company which fits well into our corporate profile; it holds commanding marketshare positions within the distribution channels in which it operates, its products target a wide audience of consumers by gender, age and income level, and, very importantly, it markets its products under numerous nationally recognized brand names. This acquisition will provide a new, integral business to complement our existing businesses and also provide further balance in our product mix."

Robert Andreoli, Chairman of Victoria, commented, "We welcome the opportunity to join an industry leader such as the Jones Apparel Group.
We believe this merger provides us with an infinite number of opportunities, given Jones Apparel's outstanding portfolio of brand names, coupled with our expertise in the costume jewelry business."

Jones Apparel Group, Inc. (www.jny.com) is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren; Evan-Picone, Rena Rowan, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini and Bandolino. As the Company celebrates its 30th anniversary, it has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 1999 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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